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                                  EXHIBIT 8.1




September 18, 1997



Citizens Gwinnett Bankshares, Inc.
3209 US Highway 23
P.O. Box 1449
Duluth, GA 30136

        RE:  AGREEMENT AND PLAN OF MERGER BY AND BETWEEN PREMIER
             BANCSHARES, INC. AND CITIZENS GWINNETT BANKSHARES, INC.

Gentlemen:

        We have been requested as counsel for Citizens Gwinnett Bankshares, Inc. ("Citizens"), a business corporation organized under the laws of Georgia, to render our opinion expressed below in connection with the proposed merger (the "Merger") of Citizens into and with Premier Bancshares, Inc. ("Premier"), pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the "Merger Agreement") by and between Premier and Citizens described in that certain Registration Statement on Form S-4 to be filed by Premier (the "Registration Statement"). Unless otherwise indicated, terms used herein shall have the same meaning as defined in the Registration Statement.

        In rendering our opinion, we have examined the Acquisition Agreement and the Merger Agreement, applicable law, regulations, rulings and decisions. Our opinion is based upon our understanding and belief that the facts set forth in the Registration Statement are true and correct, and that the representations made in the Acquisition Agreement and the Merger Agreement are true and correct.

        Based on and in reliance on the foregoing, and provided that the Merger is consummated in accordance with the Acquisition Agreement and the Merger Agreement, it is our opinion that:

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Citizens Gwinnett Bankshares, Inc.
September 18, 1997
Page 2


        (1) The Merger of Citizens into Premier and the issuance of shares of Premier Stock in connection therewith, as described in the Acquisition Agreement and the Merger Agreement, will constitute a tax-free reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

        (2) No gain or loss will be recognized for Federal income tax purposes by holders of Citizens Stock upon the exchange of such stock solely for Premier Stock as a result of the Merger.

        (3) Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Citizens Stock upon their receipt of cash in lieu of fractional shares of Premier Stock and upon their exercise of dissenters rights.

        (4) No gain or loss will be recognized by Citizens as a result of the Merger.

        (5) The aggregate tax basis of the Premier Stock received by shareholders of Citizens pursuant to the Merger will be the same as the aggregate tax basis of the shares of Citizens exchanged therefor, less any portion of such tax basis allocated to shares of Citizens Stock for which cash is received in lieu of fractional shares of Premier Stock.

        (6) The holding period of the shares of Premier Stock received by the shareholders of Citizens will include the holding period of the shares of Citizens Stock exchanged therefor, provided that Citizens Stock is held as a capital asset on the date of the consummation of the Merger.

        This letter is solely for your information and use and, except to the extent that such may be referred to in the Registration Statement, it is not to be used, circulated, quoted, or referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.


                                       KILPATRICK STOCKTON LLP

                                       By: /s/ R. Alexander Bransford, Jr.
                                           -------------------------------
                                           R. Alexander Bransford, Jr.